Exhibit 23


                      Independent Auditors' Consent



The Board of Directors
Crompton Corporation:

We consent to incorporation by reference in the registration statements
(Nos. 333-62429, 33-21246, and 2-57629) on Form S-8 of Crompton Corporation of our report dated June 15, 2001, relating to the statements of net assets available for plan benefits of the Crompton Corporation Employee Stock Ownership Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related schedules, included in this annual report on Form 11-K.



                                     /s/KPMG LLP




Stamford, Connecticut
June 26, 2001